Exhibit 10.45

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (the “Agreement”) dated as of December 22, 2006 by and among MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc. (“Merrill Lynch”), SILICON VALLEY BANK (“SVB”) (SVB and Merrill Lynch each individually a “Lender”, and collectively the “Lenders”), SVB in its capacity as agent for the Lenders (in such capacity, “Agent”), SVB and Merrill Lynch in their capacities as joint lead arrangers (in such capacity, the “Arrangers”), and INSPIRE PHARMACEUTICALS, INC., a corporation organized and in good standing under the laws of the State of Delaware (“Borrower”), provides the terms on which Lenders shall lend to Borrower and Borrower shall repay Lenders. The parties agree as follows:

1.	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules. The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document. Capitalized terms in this Agreement shall have the meanings as set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

2.	LOANS AND TERMS OF PAYMENT

2.1	Promise to Pay.

Borrower hereby unconditionally promises to pay Lenders the unpaid principal amount of all Term Loan Advances hereunder with all interest, fees and finance charges due thereon as and when due in accordance with this Agreement.

2.1.1	Term Loan Facility.

(a) Availability. Subject to the terms and conditions of this Agreement, Lenders agree, severally and not jointly, to lend to Borrower, prior to the expiration of the Draw Period, advances (each a “Term Loan Advance” and collectively, the “Term Loan Advances”) in an aggregate amount equal to the Term Loan Commitment according to each Lender’s pro rata share of the Term Loan Commitment (based upon the respective Commitment Percentage of each Lender). The first Term Loan Advance shall be made on the Closing Date, and shall be in the amount of Twenty Million Dollars ($20,000,000) (the “Closing Date Advance”). Subject to the following sentence, the balance of the Term Loan Commitment shall be available during the Draw Period if at the time of the request for each such Term Loan Advance (i) no Default or Event of Default has occurred and is continuing and (ii) Borrower has satisfied the Draw Conditions. In the event Borrower satisfies the Draw Conditions solely by virtue of satisfying the R&D Condition, then Borrower may only request additional Term Loan Advances in an amount equal to the cumulative cash payments made by Borrower with respect to the R&D Condition, which exceed Twenty Million Dollars ($20,000,000). Each Term Loan Advance shall be in a minimum amount of One Million Dollars ($1,000,000). When repaid, a Term Loan Advance may not be re-borrowed.

(b) Borrowing Procedure. To obtain a Term Loan Advance, unless otherwise agreed by Agent and Lenders, Borrower must notify Agent by facsimile by 12:00 p.m. Eastern Time three (3) Business Days prior to the date the Term Loan Advance is to be made by delivering to Agent a completed Payment/Advance Form signed by two Responsible Officers in the form attached as Exhibit B (a “Payment Advance Form”). On the Funding Date, each Lender shall credit and/or transfer (as applicable) to Borrower’s deposit account with SVB, an amount equal to its Commitment Percentage multiplied by the amount of the Term Loan Advance. Each Lender may make the Term Loan Advance under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Term Loan Advance is necessary to meet Obligations which have become due. Each Lender may rely on any facsimile notice given by a person whom such Lender believes is a Responsible Officer or designee. Borrower shall indemnify each Lender and Agent for any loss Lender or Agent suffers due to such reliance.

2.2	Termination of Commitment to Lend.

Without limiting Lenders’ other rights hereunder, each Lender’s obligation to lend the undisbursed portion of the Term Loan Commitment shall terminate if, in such Lender’s good faith business judgment, there has been a Material Adverse Change.

2.3	Repayment of Credit Extensions.

(a) Principal and Interest Payments on Payment Dates.

(i) Each Term Loan Advance is payable in monthly installments of interest only for six (6) months, commencing on the first (1st) Business Day of the first month after the Funding Date and continuing on the first (1st ) Business Day of each month thereafter (each a “Payment Date”) until the Conversion Date. Commencing on the seventh (7th) month after each Funding Date (the “Conversion Date”), on each Payment Date, Borrower shall repay the unpaid principal amount of each Term Loan Advance in equal monthly payments of principal and interest which would fully amortize the amount of such Term Loan Advance from the Conversion Date until the Maturity Date at the applicable Basic Rate. All unpaid principal and accrued interest is due and payable in full on the Maturity Date. A Term Loan Advance may only be prepaid in accordance with Sections 2.3(d) and 2.3(e).

(ii) Payments received after 12:00 noon Eastern Time are considered received at the opening of business on the next Business Day.

(b) Interest Rate.

(i) Borrower shall pay interest on each Payment Date on the unpaid principal amount of each Term Loan Advance until the Term Loan Advance has been paid in full, at the per annum rate of interest equal to the Basic Rate determined by Agent as of the Funding Date for each Term Loan Advance in accordance with the definition of the Basic Rate. Interest is computed on the basis of a 360 day year for the actual number of days elapsed.

(ii) Any amounts outstanding during the continuance of an Event of Default shall bear interest at a per annum rate equal to three percent (3%) above the highest interest rate otherwise applicable thereto (the “Default Rate”).

(iii) In no event shall the interest charged hereunder, with respect to the notes (if any) or any other obligations of Borrower under any Loan Documents exceed the maximum amount permitted under the laws of the State of New York or of any other applicable jurisdiction. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any note or other Loan Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrower. In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

(c) Final Payment. On the Maturity Date or at the time of any mandatory or permitted prepayment of any Term Loan Advance, Borrower shall pay, in addition to the unpaid principal and accrued interest and all other amounts due on such date with respect to such Term Loan Advance, an amount equal to the Final Payment.

(d) Mandatory Prepayment upon an Acceleration. If the Term Loan is accelerated following the occurrence of an Event of Default or otherwise, Borrower shall immediately pay to Lenders an amount equal to the sum of: (i) all payments of principal plus accrued interest due and owing on such date and not yet paid, plus (ii) all remaining payments of principal, plus (iii) the Final Payment, plus (iv) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(e) Permitted Prepayment of Loans. Borrower shall have the option to prepay Term Loan Advances in whole or in part from time to time advanced by any Lender under this Agreement, without penalty or premium, in minimum incremental amounts of One Million Dollars ($1,000,000), provided Borrower (i) provides written notice to Agent of its election to prepay Term Loan Advances at least fifteen (15) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) the principal amount of such prepayment, plus accrued interest due and owing thereon on such date, plus (B) the Final Payment, plus (C) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(f) Debit of Accounts. After the occurrence and during the continuance of a Default, Agent may debit any of Borrower’s deposit accounts including Account Number                      maintained with SVB for principal and interest payments or any amounts Borrower owes Agent or Lenders which have not been paid as and when due, including any grace period. Agent will promptly notify Borrower when it debits Borrower’s accounts.

(g) Payments. All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest made hereunder and pursuant to any other Loan Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off; recoupment or counterclaim, in lawful money of the United States and in immediately available funds.

2.4	Fees.

Borrower will pay to Agent:

(a) Commitment Fee. A fully earned, non-refundable commitment fee as provided in the Commitment Letter.

(b) Final Payment. One or more Final Payments, as provided in Sections 2.3(c), (d) and (e) when due.

(c) Agent Expenses. All Agent and Lenders’ Expenses (including reasonable attorneys’ fees and reasonable expenses) incurred through and after the Closing Date, when due in accordance with the Commitment Letter.

(d) Unused Commitment Fee. On the day the Draw Period expires, Borrower shall pay to Agent for the ratable benefit of the Lenders, a fee (the “Unused Facility Fee”), in an amount equal to one percent (1.00%) of the unused portion of the Term Loan Commitment, as determined by Agent.

(e) Good Faith Deposit. A good faith deposit of Twenty Thousand Dollars ($20,000), which has already been paid to Agent by Borrower and will be applied against Agent Expenses and Lenders’ Expenses. Any portion of the deposit not utilized to pay Agent Expenses and Lender Expenses will be refunded to Borrower.

2.5	Additional Costs.

If any new law or regulation increases any Lender’s costs or reduces its income for any loan, Borrower shall pay the increase in cost or reduction in income or additional expense; provided, however, that Borrower shall not be liable for any amount attributable to any period before one hundred eighty (180) days prior to the date such Lender notifies Borrower of such increased costs. Each Lender agrees that it shall allocate any increased costs among its customers similarly affected in good faith and in a manner consistent with such Lender’s customary practice.

3.	CONDITIONS OF LOANS

3.1	Conditions Precedent to Closing Date Advance.

The Lenders’ agreement to make the Closing Date Advance is subject to the condition precedent that Agent shall have received, in form and substance satisfactory to Agent, such documents and completion of such other matters, as Agent may reasonably deem necessary or appropriate, including, without limitation, subject to the condition precedent that Agent shall have received in form and substance satisfactory to Agent the following:

(a) This Agreement;

(b) A certificate of the Secretary of Borrower with respect to articles, by-laws, incumbency, specimen signature and corporate resolutions authorizing the execution, delivery and performance of this Agreement;

(c) Perfection Certificate by Borrower;

(d) Intercreditor Agreement between the Lenders;

(e) Financing statement (Form UCC-1);

(f) Deposit Account Control Agreements/Securities Account Control Agreements (SVB and other financial institutions);

(g) Evidence of insurance;

(h) Payment of the fees and Agent Expenses and Lenders’ Expenses then due specified in Section 2.4 hereof;

(i) Certificate of Foreign Qualification from the State of North Carolina;

(j) Certificate of Good Standing from the State of Delaware;

(k) Legal opinion issued to Agent and Lenders by counsel to Borrower, in form and substance satisfactory to Agent; and

(l) Such other documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate.

3.2	Conditions Precedent to all Term Loan Advances.

The obligations of Lenders to make each Term Loan Advance, including the Closing Date Advance, is subject to the following:

(a) Satisfaction of the provisions of Section 3.1;

(b) Timely receipt of any Payment/Advance Form; and

(c) The representations and warranties in Section 5 shall be true, correct and complete in all material respects on the date of the Payment/Advance Form and on the effective date of each Term Loan Advance; provided, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all respects as of that date, and no Event of Default shall have occurred and be continuing, or result from the Term Loan Advance. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects.

4.	CREATION OR SECURITY INTEREST

4.1	Grant of Security Interest.

Borrower hereby grants Agent, for the ratable benefit of the Lenders, and to each Lender, to secure the payment and performance in full of all of the Obligations and the performance of each of Borrower’s duties under the Loan Documents, a continuing security interest in, and pledges and assigns to Agent, for the ratable benefit of the Lenders, and to each Lender the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower warrants and represents that the security interest granted herein shall be a first priority security interest in the Collateral, subject only to Permitted Liens.

Except as noted on Borrower’s Perfection Certificate, Borrower is not a party to, nor is bound by, any material license or other similar agreement with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property. If Borrower enters into any license or agreement that is reasonably likely to have a material impact on Borrower’s business or financial condition and such license or agreement prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, Borrower will request the prior written consent of Agent with respect to Borrower’s entry into such license or agreement, which consent will not be unreasonably withheld; provided, however, if such license or agreement contains assignment terms or provisions which are materially consistent with (or less restrictive with respect to the prohibition on assignments than) the terms set forth in Bilastine License Agreement or the Allergan Contract, Borrower shall not be required to first obtain Agent’s consent to Borrower’s entry into such license or agreement, but will provide Agent with prompt notice of such license or agreement and provide Agent with a copy thereof. If such licenses or other agreements meet the definition of Collateral set forth in Section 13 of this Agreement, Borrower shall take such steps as Agent reasonably requests to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for such licenses or other agreements to be deemed “Collateral” and for Agent to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Collateral, whether now existing or entered into in the future.

Borrower agrees that any disposition of the Collateral in violation of this Agreement, by either Borrower or any other Person, shall be deemed to violate the rights of the Lenders under the Code. If the Agreement is terminated, Lenders’ and Agent’s lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations. If Borrower shall at any time, acquire a commercial tort claim (as defined in the Code) or Letter-of-Credit Right, Borrower shall promptly notify Agent in a writing signed by Borrower of the brief details thereof and grant to Agent and Lenders in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Agent.

4.2	Authorization to File Financing Statements.

Borrower hereby authorizes Agent to file financing statements, without notice to Borrower, with all appropriate jurisdictions, in order to perfect or protect Agent’s and Lenders’ interest or rights hereunder.

5.	REPRESENTATIONS AND WARRANTIES

Except as set forth in the Perfection Certificate or any Schedule, Borrower represents and warrants to Agent and each Lender as follows:

5.1	Due Organization and Authorization.

Each of Borrower and its Subsidiaries is duly organized, validly existing and in good standing in its state of incorporation and duly qualified to do business in, and in good standing in, each jurisdiction in which the nature of the business conducted by it or its ownership of property requires that it be qualified, except where the failure to be or do so could not reasonably be expected to cause a Material Adverse Change. In connection with this Agreement, Borrower delivered to Agent a certificate signed by Borrower and entitled “Perfection Certificate”. The Borrower represents and warrants to Agent and each Lender that: (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type, and is organized in the jurisdiction, set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number; (d) the Perfection Certificate accurately sets forth Borrower’s place of business where at any time it keeps Collateral having a value in excess of $15,000, or, if more than one, its chief executive office as well as Borrower’s mailing address if different; and (e) all other information set forth on the Perfection Certificate pertaining to Borrower is accurate and complete in all material respects.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound, in which the default could reasonably be expected to cause a Material Adverse Change.

5.2	Collateral.

Borrower has good title to the Collateral, free of Liens except Permitted Liens. Borrower has no deposit account, other than the deposit accounts with Lenders and deposit accounts described in the Perfection Certificate delivered to Agent in connection herewith. The Accounts are bona fide, existing obligations, of the account debtors. The Collateral is not in the possession of any third party bailee (such as a warehouse). Except as hereafter disclosed to the Lenders in writing by Borrower, none of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate. In the event that Borrower, after the date hereof; intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Lenders and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Agent and Lenders. All Inventory (other than R&D Inventory) is in all material respects of good and marketable quality, free from material defects.

5.3	Accounts Receivable.

Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are an Eligible Account. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.4	Intellectual Property.

Borrower and its Subsidiaries solely own, or have rights to use and otherwise exercise and exploit and license all Intellectual Property necessary or material for use in connection with their respective businesses as currently being conducted. Neither Borrower nor any of its Subsidiaries has received any notice that any current activities of any of them may violate or infringe upon the Patent rights of any Person. Except as set forth on Borrower’s Perfection Certificate, to the knowledge of Borrower, each Patent owned or licensed by Borrower or its Subsidiaries that is necessary or material for use in its business as currently conducted is enforceable and there is no existing and Borrower has no notice (written or otherwise) of any expected infringement (or challenge) by another Person of (or to) any of the Intellectual Property of Borrower or its Subsidiaries that could reasonably be expected to cause a Material Adverse Change. The Perfection Certificate sets forth, as of the Closing Date, (i) all domestic and foreign registered Patents and Patent applications of Borrower and (ii) all domestic and foreign registered and applied for Trademarks, trade names and service marks of Borrower. Borrower has no domestic or foreign Copyrights or Copyright registrations, nor does Borrower use any material unregistered Copyrights in the ordinary course of its business.

5.5	Litigation.

Except as shown in the Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of Borrower, threatened by or against Borrower or any Subsidiary in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

5.6	No Material Deterioration in Financial Statements.

All consolidated financial statements for Borrower and its Subsidiaries, delivered to Agent were prepared in accordance with GAAP consistently applied during the periods involved (except in the case of unaudited interim statements, to the extent that they may not include footnotes, may be condensed or summary statements or may conform to the SEC’s rules and instructions for Reports on Form 10-Q) and fairly present in all material respects Borrower’s consolidated financial condition as of the dates thereof and Borrower’s consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Agent.

5.7	Solvency.

Based on the financial condition of Borrower: (a) the fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; (b) Borrower will have reasonably adequate capital after the consummation of the transactions in this Agreement; and (c) Borrower is able to pay its debts (including trade debts) as they mature.

5.8	Regulatory Compliance.

Borrower is not an “investment company” or a company “controlled” by an “investment company”, or a “subsidiary” of an “investment company” under the Investment Company Act of 1940. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any Laws, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue its business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Change.

Neither Borrower, nor to the knowledge of Borrower, any of its Affiliates or agents acting on behalf of Borrower in any capacity in connection with the transactions contemplated by this Agreement is (a) in violation of any Anti-Terrorism Law, (b) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (c) is a Blocked Person. Neither Borrower nor; to the knowledge of Borrower, any of its Affiliates or agents acting on behalf of Borrower in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

5.9	Subsidiaries.

Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments. In the event Borrower creates any Subsidiary after the Closing Date, upon request of Agent, Borrower shall cause such Subsidiary to execute and deliver to Agent for the benefit of the Lenders, in a form reasonably acceptable unconditional guaranty on Agent’s customary form, together with such additional documents as Agent may reasonably require in connection therewith.

5.10	Full Disclosure.

No written representation, warranty or other statement of Borrower in any certificate or written statement given to Agent or any Lender (taken together with all such written certificates and written statements given to Agent or any Lender) contains any untrue statement of a material fact or omits to state a material fact necessary to make any representation, warranty or other statement contained in the certificates or written statements, in light of the circumstances under which they were made, not misleading as of the date such written representation, warranty or other statement was made, it being recognized by Agent and Lenders that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results.

6.	AFFIRMATIVE COVENANTS

Borrower shall do all of the following for so long as Agent or any Lender has an obligation to make any Term Loan Advance, or there are outstanding Obligations:

6.1	Government Compliance.

Borrower shall maintain its and any Subsidiary’s legal existence and good standing as a Registered Organization and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all Laws to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change.

6.2	Financial Statements, Reports, Certificates.

(a) Borrower shall deliver to Agent: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a Borrower prepared unaudited consolidated and consolidating financial statements, consisting of a balance sheet and income statement covering Borrower’s consolidated operations for the monthly period ending the last day of such month, together with a Compliance Certificate signed by a Responsible Officer in the form of Exhibit C or in a form reasonably acceptable to Agent; (ii) as soon as available, but no later than one hundred twenty (120) days after the last day of Borrower’s fiscal year, or within five (5) days of filing with the SEC, if earlier, audited consolidated and consolidating financial statements prepared under (GAAP, consistently applied, together with the unqualified report of an independent registered accounting firm with respect to Borrower’s financial statements issued in connection therewith; (iii) within five (5) days of filing, copies of all reports on Form 10-K Form 10-Q and Form 8-K filed with the SEC; (iv) Borrower’s annual budget approved by Borrower’s board of directors for each fiscal year not later than thirty (30) after such approval; (v) all material revisions to Borrower’s financial projections and business plans within thirty (30) days after such revisions; (vi) prompt written notice of any material revisions, amendments to, or notices received under, the Bilastine License or the Allergan Contract (subject to confidentiality restrictions contained in the Bilastine License or the Allergan Contract); and (vii) other financial information reasonably requested by Agent. Borrower may comply with the delivery requirements of clauses (ii) and (iii) above by maintaining an electronic link to its SEC reports on Borrower’s website.

(b) Borrower will keep proper books of record and accounts in accordance with GAAP in which full, true and correct entries shall be made of all material dealings and transactions in relation to its business and activities. Borrower shall allow, at the sole cost of Borrower (except as provided below), Agent to visit and inspect any of its properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of its operations and the Collateral, to verify the amount and age of the accounts, the identity and credit of the respective account debtors, to review the billing practices of Borrower and to discuss its respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be requested. Notwithstanding the foregoing, (i) such audits shall be conducted at Agent’s expense if Covenant Level One is in effect and (ii) at all other times, such audits shall be conducted at Borrower’s expense (not to exceed $10,000 per audit) which prior to the occurrence and continuance of an Event of Default may not be conducted more often than once every twelve (12) months.

(c)(i) Borrower will give prompt written notice to Agent of any litigation or governmental proceedings pending or threatened (in writing) against Borrower which would reasonably be expected to result in a Material Adverse Change with respect to Borrower; (ii) without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, Borrower shall give written notice to Agent of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

6.3	Inventory; Returns.

Borrower shall keep all Inventory (other than R&D Inventory) in good and marketable condition, free from material defects. Returns and allowances between Borrower and its account debtors shall follow Borrower’s customary practices as they exist at the Closing Date. Borrower must promptly notify Agent of all returns, recoveries, disputes and claims with respect to Borrower’s Inventory, outside of the ordinary course of business, that involve more than One Hundred Thousand Dollars ($100,000).

6.4	Taxes.

Borrower shall make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Agent, on demand, appropriate certificates attesting to such payments.

6.5	Insurance.

Borrower shall keep its business and the Collateral insured for risks and in amounts, customary for similarly situated companies in Borrower’s industry as Lenders and Agent may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Agent in Agent’s reasonable discretion. All property policies shall have a lenders’ loss payable endorsement showing each Lender as an additional loss payee and all of Borrower’s liability policies (other than officer and directors liability coverage and those liability policies which neither Agent nor the Lenders can have an insurable interest in) shall show the Lenders and Agent as an additional insured and all policies shall provide that the insurer must give Agent on behalf of Lenders (unless otherwise agreed to by Agent) at least twenty (20) days notice before canceling its policy. At Agent’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Agent’s option, be payable to Agent on behalf of Lenders on account of the Obligations. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy toward the replacement or repair of destroyed or damaged property provided that (i) such replaced or repaired property (a) shall be of equal or like value as the replaced or repaired Collateral, and (b) shall be deemed Collateral in which Agent has been granted a first priority security interest pursuant to the terms hereunder.

6.6	Primary Accounts.

(a) In order to permit Agent to monitor Borrower’s financial performance and condition, Borrower, and all Borrower’s Subsidiaries, shall maintain Borrower’s, and such Subsidiaries’, primary depository and operating accounts and securities accounts with SVB or SVB’s Affiliates, which accounts shall represent at least (i) forty percent (40%) of Borrower’s unrestricted cash, cash equivalents and marketable securities (“Cash Balances”) held at any financial institution when Borrower’s total cash and investments is greater than or equal to One Hundred Million Dollars ($100,000,000), (ii) fifty percent (50%) of Borrower’s Cash Balances held at any financial institution when Borrower’s total cash and investments is greater than or equal to Eighty Million Dollars ($80,000,000) but less than One Hundred Million Dollars ($100,000,000), (iii) fifty seven percent (57%) of Borrower’s Cash Balances held at any financial institution when Borrower’s total cash and investments is greater than Seventy Million Dollars ($70,000,000) but less than Eighty Million Dollars ($80,000,000), (iv) sixty-five percent (65%) of Borrower’s Cash Balances held at any financial institution when

Borrower’s total cash and investments is greater than or equal to Sixty Million Dollars ($60,000,000), but less than Seventy Million Dollars ($70,000,000), and (v) sixty-five percent (65%) of Borrower’s Cash Balances held at any financial institution when Borrower’s total cash and investments is less than Sixty Million Dollars ($60,000,000).

(b) Borrower shall identify to Agent, in writing, any bank or securities account opened by Borrower or any Guarantor with any institution other than Agent. In addition, for each such account that Borrower or any Guarantor at any time opens or maintains, Borrower shall, at Agent’s request, cause the depository bank or securities intermediary to agree that such account is the Collateral of Agent, on behalf of Lenders, pursuant to the terms of a control agreement in form and substance reasonably acceptable to the Lenders, Agent and such depository bank or securities intermediary. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees.

6.7	Registration of Intellectual Property Rights.

Borrower shall with respect to all Intellectual Property owned by Borrower or licensed by Borrower and pursuant to which Borrower has “step-in” rights: (i) protect, defend and maintain the validity and enforceability of the Intellectual Property material to Borrower’s business; (ii) promptly advise Lenders in writing of material infringements of the Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Lenders’ written consent;

6.8	Financial Covenant.

Borrower shall maintain at all times, minimum Liquidity of not less than 1.35 times the outstanding Term Loan Advances.

6.9	Use of Proceeds.

Borrower shall use the Term Loan to fund the payments under the in-license by Borrower of Bilastine, the in-license of other drugs, for further drug development, working capital needs and to fund its general business requirements. No portion of the Term Loan will be used for personal, family, agricultural or household use.

6.10	Notice of Management Change.

Borrower shall notify Agent of the separation of any of the following parties from employment at Borrower within ten (10) days of such separation: any “officer” as defined in Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended.

6.11	Public Company, Ownership.

Borrower shall be and remain until the Obligations are repaid in full, a company whose equity securities are registered and traded on a public stock exchange.

6.12	Further Assurances.

Borrower shall execute any further documents, instruments and agreements and take further action as Agent reasonably requests to perfect or continue Agent’s for the benefit of Lenders security interest in the Collateral or to effect the purposes of this Agreement.

7.	NEGATIVE COVENANTS

Borrower shall not do any of the following without Agent’s prior written consent for so long as Agent or any Lender has an obligation to make Term Loan Advances or there are any outstanding Obligations:

7.1	Dispositions.

Convey, sell, lease, transfer or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory (other than R&D Inventory) in the ordinary course of business; (b) of non-exclusive licenses, “grant-back” licenses and assignments and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses Borrower may now or hereafter be obligated to grant pursuant to licenses and agreements to which Borrower is a party as of the Closing Date and which have been disclosed on the Perfection Certificate; (c) of worn-out or obsolete Equipment; (d) related to the out-licensing by Borrower of its intellectual property relating to INS50589 antiplatelet compound for acute cardiac care, INS37217 respiratory for the treatment of cystic fibrosis or BB Inhalation Delivery Technology acquired by Borrower pursuant to an exclusive license agreement dated August 22, 2000 among Borrower, University College Cardiff Consultants Limited, and Cardiff Scintigraphics Limited; and (e) in connection with Permitted Liens and Permitted Investments.

7.2	Changes in Business, Ownership, Management or Locations of Collateral.

Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, or consummate any offering of equity securities, whether in a single transaction or a series of related transactions, following which the shareholders of Borrower who were shareholders immediately preceding such securities offering would, on a fully diluted basis, beneficially own less than fifty percent (50%) of the common stock of Borrower immediately after giving effect to such transaction or transactions. Borrower shall not, without at least thirty (30) days prior written notice to Agent: (a) relocate its chief executive office, or add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Hundred Thousand Dollars ($100,000) in Borrower’s assets or property), or (b) change its jurisdiction of organization, or (c) change its status as a registered organization (within the meaning of the Code) in the State of Delaware, or (d) change its legal name, or (e) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3	Mergers or Acquisitions.

Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (a) no Default or Event of Default has occurred and is continuing or would result from such action during the term of this Agreement; (b) Borrower is the surviving entity after such transaction is consummated (to the extent Borrower was a party thereto); and (c) no material adverse change in financial position or outlook of the combined entity is reasonably likely to result. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4	Indebtedness.

Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5	Encumbrance.

Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein, except that the Collateral may be subject to Permitted Liens. In addition, except as permitted by Section 7.1 of this Agreement, Borrower shall not sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Agent and Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower from selling, transferring, assigning, mortgaging, pledging, leasing, granting a security interest in or upon, or encumbering any of Borrower’s Intellectual Property.

7.6	Distributions; Investments.

(i) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (ii) pay any dividends, distributions, rentals and management fees to Affiliates, or make any distribution or payment or redeem, retire or purchase any capital stock.

7.7	Transactions with Affiliates.

Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, and (b) transactions with Subsidiaries not otherwise prohibited hereunder, including Permitted Investments in Subsidiaries and Permitted Indebtedness to and from Subsidiaries.

7.8	Subordinated Debt.

Make or permit any payment on any Subordinated Debt except (a) Permitted Payments or (b) under the terms of the Subordinated Debt, or amend any material provision in any document relating to the Subordinated Debt in a manner materially adverse to Lenders.

7.9	Compliance with Anti-Terrorism Laws.

Agent hereby notifies Borrower that pursuant to the requirements of Anti-Terrorism Laws, and Agent’s policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies Borrower and its principals, which information includes the name and address of Borrower and its principals and such other information that will allow Agent to identify such party in accordance with Anti-Terrorism Laws. Borrower will not, nor will Borrower permit any Subsidiary or Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Borrower shall immediately notify Agent if Borrower has knowledge that Borrower or any Subsidiary or Affiliate is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo, contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Borrower will, nor will Borrower permit any Subsidiary or Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

7.10	Compliance.

Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Term Loan Advance for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other Law, if such failure or violation could reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8.	EVENTS OF DEFAULT

Any one of the following is an event of default (each an “Event of Default”):

8.1	Payment Default.

Borrower fails to pay any of the Obligations within three (3) Business Days after their due date. During the additional three (3) Business Day period the failure to cure the payment default shall not constitute an Event of Default (but no Credit Extension shall be made during such cure period).

8.2	Covenant Default.

(a) If Borrower fails to perform any obligation under Sections 6.2(a)(ii), 6.2(b), 6.2(c), 6.6, 6.8 or 6.9 or violates any of the covenants contained in Section 7 of this Agreement, or

(b) If Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and any Lender (other than occurrences described in other provisions of this Article 8 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied by Borrower within fifteen (15) days following receipt by Borrower of notice from Agent of the occurrence of such default; provided, however, that (i) if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by Borrower be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be made during such cure period) and (ii) if the default cannot by its nature be cured, then Borrower shall have a reasonable period (which shall not in any case exceed fifteen (15) days) to minimize the impact of the default such that the default is not material, and within such reasonable time period the default shall not be deemed an Event of Default (provided that no Credit Extensions will be made during such period).

8.3	Material Adverse Change.

A Material Adverse Change occurs.

8.4	Attachment.

(a) Any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (b) the service of process upon Borrower seeking to attach, by trustee or similar process, any funds of Borrower on deposit with the Lenders and/or Agent, or any entity under the control of Lenders and/or Agent (including a subsidiary); (c) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (d) a judgment or other claim becomes a Lien on a material portion of Borrower’s assets; or (e) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period).

8.5	Insolvency.

(a) Borrower is unable to pay its debts (including trade debts) as they become due; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within sixty (60) days (but no Credit Extensions shall be made before any Insolvency Proceeding is dismissed).

8.6	Other Agreements.

If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of (a) Two Million Dollars ($2,000,000) during any period when Covenant Level One is in effect, or (b) Four Hundred Thousand Dollars ($400,000) if Covenant Level Two is in effect, or (c) that could result in a Material Adverse Change.

8.7	Allergan Contract.

If there is a breach by Borrower under the Allergan Contract which would permit Allergan to terminate the Allergan Contract which breach is not cured or waived by Allergan.

8.8	Bilastine License.

If there is a breach by Borrower under the Bilastine License which permits Faes Farma, S.A. to terminate the Bilastine License, which event is not cured or waived by Faes Farma, S.A.

8.9	Judgments.

If a judgment or judgments for the payment of money is rendered against Borrower in an amount, individually or in the aggregate, of at least (a) Two Million Dollars ($2,000,000) during any period when Covenant Level One is in effect or (b) Four Hundred Thousand Dollars ($400,000) if Covenant Level Two is in effect, shall remain unsatisfied and unstayed for a period of ten (10) Business Days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment).

8.10	Misrepresentations.

If Borrower or any Person acting for Borrower now or later makes any material misrepresentation or material misstatement in any warranty or representation in this Agreement or in any writing delivered to Agent and/or Lenders or to induce Agent and/or Lenders to enter this Agreement or any Loan Document.

8.11	Criminal Proceeding.

The institution by any Governmental Authority of criminal proceedings against Borrower which are reasonably likely to result in a Material Adverse Change.

8.12	Subordinated Debt.

Any Person holding any Subordinated Debt terminates the applicable subordination agreement or asserts that it is terminated.

8.13	Lien Priority.

Any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be secured thereby, subject to no prior or equal Lien except Permitted Liens, or any Borrower shall so assert.

8.14	Guaranty.

(a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect, (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations and such failure to perform continues unremedied for ten (10) days, (c) any circumstance described in Sections 8.3, 8.5 or 8.10 occurs with respect to any Guarantor, (d) the liquidation, winding up, or termination of existence of any Guarantor not otherwise permitted by the terms of the Loan Documents, or (e) a material impairment in the value of the collateral provided by Guarantor or in the perfection or priority of Agent’s Lien in such collateral continues unremedied for ten (10) days; provided, however, that (i) if the defaults described in clauses (b) and (d) cannot by their nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Term Loan Advances will be made during such cure period) and (ii) if the default cannot by its nature be cured, then Borrower shall have a reasonable period (which shall not in any case exceed ten (10) days) to minimize the impact of the default such that the default is not material, and within such reasonable time period the default shall not be deemed an Event of Default (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment).

9.	RIGHTS AND REMEDIES

9.1	Rights and Remedies.

When an Event of Default occurs and continues Agent may, without notice or demand, do any or all of the following:

(a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Agent and/or Lenders);

(b) Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Agent and/or Lenders;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Agent considers advisable and notify any Person owing Borrower money of Agent’s for the benefit of Lenders’ security interest in such funds and verify the amount of such account. Borrower shall collect all payments in trust for Agent for the benefit of Lenders and, if requested by Agent, immediately deliver the payments to Lenders in the form received from the account debtor, with proper endorsements for deposit;

(d) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower shall assemble the Collateral if Agent requests and make it available as Agent designates. Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Agent for the benefit of Lenders a license to enter and occupy any of its premises, without charge, to exercise any of Agent’s rights or remedies;

(e) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Agent or Lenders owing to or for the credit or the account of Borrower;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property solely to the extent required in completing production of; advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Agent’s for benefit of Lenders;

(g) Only after and during the continuance of any Event of Default : (i) place a “hold” on any account maintained with Agent, (ii) deliver a notice of exclusive control, or deliver any entitlement order or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral;

(h) Dispose of the Collateral according to the Code or exercise any other right or remedy permitted hereunder, under any other Loan Document or under applicable Law.

9.2	Power of Attorney.

Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact, to be effective only upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (c) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; and (e) transfer the Collateral into the name of Agent for the benefit of

Lenders or a third party as the Code permits. Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Agent and Lenders are under no further obligation to make Credit Extensions hereunder. Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Lenders and Agent’s obligation to provide Credit Extensions terminates.

9.3	Accounts, Notification and Collection.

In the event that an Event of Default occurs and is continuing, Agent may notify any Person owing Borrower money of Agent’s security interest in the funds and verify and/or collect the amount of the Account. Upon the occurrence and during the continuation of an Event of Default, any amounts received by Borrower shall be held in trust by Borrower for Agent, and, if requested by Agent, Borrower shall immediately deliver such receipts to Agent in the form received from the account debtor, with proper endorsements for deposit.

9.4	Agent Expenses.

Any amounts paid by Agent as provided herein are Agent Expenses and are immediately due and payable and shall bear interest at the then applicable rate and be secured by the Collateral. No payments by Agent shall be deemed an agreement to make similar payments in the future or Agent’s and Lenders’ waiver of any Event of Default.

9.5	Agent’s Liability for Collateral.

So long as Agent and Lenders comply with reasonable banking practices regarding the safekeeping of Collateral, Agent and Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Subject to the preceding sentence, Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6	Application of Proceeds.

Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower or any Guarantor of all or any part of the Obligations, and, as between Borrower on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent, and (b) the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first, to Agent Expenses; second, to Lenders’ Expenses; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding; and fifth to any other indebtedness or obligations of Borrower owing to Agent or any Lender under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

9.7	Remedies Cumulative.

Agent’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Agent has all rights and remedies provided under the Code, by law, or in equity. Agent’s exercise of one right or remedy is not an election, and Agent’s waiver of any Event of Default is not a continuing waiver. Agent’s delay is not a waiver, election, or acquiescence. No waiver hereunder shall be effective unless signed by Agent and each Lender and then is only effective for the specific instance and purpose for which it was given. Agent and Lenders shall have no obligation to marshal any assets in favor of Borrower or any Guarantor, or against or in payment of any of the other Obligations or any other obligation owed to Agent or Lenders by Borrower or any Guarantor.

9.8	Demand Waiver.

Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which Borrower is liable.

10.	NOTICES

Notices or demands by either party about this Agreement must be in writing and personally delivered or sent by an overnight delivery service or by telefacsimile at the addresses listed below. A party may change its notice address by written notice to the other party.

If to Borrower:	Inspire Pharmaceuticals, Inc.
4222 Emperor Boulevard, Suite 200
Durham, North Carolina 27703
Attn: Thomas R. Staab II, Chief Financial Officer and Treasurer
Telecopier: (919) 941-9797
Email: tstaab@inspirepharm.com

With copy to:	Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP
2500 Wachovia Capitol Center
Raleigh, North Carolina 27601
Attn: Christopher B. Capel
Telecopier: (919) 821-6800
Email: ccapel@smithlaw.com

If to Agent or SVB:	Silicon Valley Bank
5915 Farrington Road, Suite 201
Chapel Hill, NC 27517
Attn: Dan Allred
Telecopier: (919) 442-2155
email: dallred@svbank.com

If to Merrill:	Merrill Lynch Capital
222 N. LaSalle Street, 16th Floor
Chicago, Illinois 60601
Attn: Account Manager for MLC/SVB/Inspire
Fax: (866)231-8408

11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

New York law governs the Loan Documents without regard to principles of conflicts of law. Borrower, Lenders and Agent each submit to the jurisdiction of the State and Federal courts in New York; provided, however, if for any reason Agent and Lenders can not avail themselves of the courts in New York, Borrower accepts jurisdiction of the courts in California and venue in Santa Clara County, California. NOTWITHSTANDING THE FOREGOING, AGENT SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH AGENT DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE LENDERS’ OR AGENT’S RIGHTS AGAINST THE BORROWER OR ITS PROPERTY.

BORROWER, AGENT AND LENDERS EACH WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL WITHOUT INTENDING IN ANY WAY TO LIMIT ITS AGREEMENT TO WAIVE ITS RESPECTIVE RIGHT TO A TRIAL BY JURY. If the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California and the parties hereby submit to the jurisdiction of such court. The referenced proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief; but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12.	GENERAL PROVISIONS

12.1	Successors and Assigns.

This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or Obligations under it without Agent’s prior written consent which may be granted or withheld in Agent’s discretion. Lenders and Agent have the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Lenders’ obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement, including, without limitation, an assignment to any Affiliate or related party.

12.2	Indemnification.

Borrower hereby indemnifies, defends and holds Agent and the Lenders and their respective officers, employees, and agents (collectively called the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the Term Loan, except that Borrower shall not have any obligation hereunder to an Indemnitee with respect to any liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements caused by or resulting from the gross negligence or willful misconduct of any Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.

12.3	Expenses.

Borrower hereby agrees to promptly pay (a) all reasonable costs and expenses of Agent (including, without limitation, reasonable fees and costs of independent appraisers and consultants retained by Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation, and closing of the transactions contemplated by this Agreement and the Loan Documents, in connection with the performance by Agent of its rights and remedies under this Agreement and under the Loan Documents and in connection with the continued administration of this Agreement and under the Loan Documents including: (i) any amendments, modifications, consents and waivers to and/or under this Agreement or any and all Loan Documents and (ii) any periodic public record searches conducted by or at the request of Agent (including, without limitation, title investigations, UCC searches, fixture filing searches, judgment, pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of certain Persons); (b) without limitation of the preceding clause (a), all reasonable costs and expenses of Agent (including recordation and transfer taxes) in connection with the creation, perfection and maintenance of Liens pursuant to this Agreement and the Loan Documents; (c) without limitation of the preceding clause (a), all reasonable costs and expenses of Agent in connection with (i) protecting, storing, insuring, handling, maintaining or selling any Collateral, (ii) any litigation, dispute, suit or proceeding relating to this Agreement and any Loan Document, and (iii) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under this Agreement and any and all of the Loan Documents; and (d) all reasonable costs and expenses incurred by Lenders in connection with any litigation, dispute, suit or proceeding relating to this Agreement and any Loan Document and in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under this Agreement or under any and all Loan Documents; provided, however, that to the extent the costs and expenses referred to in this clause (d) consist of fees, costs and expenses of counsel, Borrower shall be obligated to pay such fees, costs and expenses for counsel to Agent and for only one counsel acting for all Lenders (other than Agent) and provided further that, in all cases and notwithstanding any other provision in this Agreement or the Loan Documents to the contrary, if Borrower obtains a final, non-appealable judgment against Agent and Lenders for breach of this Agreement or any Loan Documents, Borrower shall be entitled to recover from Agent and Lenders all attorneys fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.4	Right of Set-Off.

Borrower and any guarantor hereby grant to Agent for the ratable benefit of Lenders, a lien, security interest and right of set-off as security for all Obligations to Agent and each Lender, hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or any entity under the control of Agent (including an Agent subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default without demand or notice, Agent may set-off the same or any part thereof and apply the same to any liability or obligation of Borrower and any guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.5	Time of Essence.

Time is of the essence for the performance of all Obligations in this Agreement.

12.6	Severability of Provision.

Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.7	Amendments in Writing, Integration.

All amendments to this Agreement must be in writing signed by Agent, each Lender and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.8	Counterparts.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.9	Survival.

All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligation of Borrower in Section 12.2 to indemnify each Lender and Agent shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.10	Administrative Agent.

(a) Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Loan Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof; together with all such powers as are reasonably incidental thereto. Subject to the terms of the other Loan Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders. The provisions of this Section 12.10 are solely for the benefit of Agent and Lenders and neither Borrower nor any Guarantor shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any Guarantor. Agent may perform any of its duties hereunder, or under the Loan Documents by or through its agents or employees.

The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Neither Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection with this Agreement or the Loan Documents, except that Agent shall be liable with respect to its specific duties set forth hereunder but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement warranty or representation made in connection with this Agreement or the Loan Documents or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements specified in this Agreement or the Loan Documents; (c) the satisfaction of any condition specified in this Agreement or the Loan Documents; (d) the validity, effectiveness, sufficiency or genuineness of this Agreement or the Loan Documents, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (e) the existence or non-existence of any Event of Default; or (f) the financial condition of Borrower. Agent shall not incur any liability by acting in reliance upon any notice, consent certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

Each Lender shall, in accordance with its pro rata share of the Obligations, indemnify Agent (to the extent not reimbursed by Borrower) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Agent may suffer or incur in connection with this Agreement or the Loan Documents or any action taken or omitted by Agent hereunder or thereunder. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so requested by Lenders until such additional indemnity is furnished.

Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement and the Loan Documents.

Lenders irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent under this Agreement or any Loan Document (i) upon payment in full of all Obligations; or (ii) constituting property sold or disposed of as part of or in connection with any disposition permitted under this Agreement (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a responsible officer of Borrower as to the sale or other disposition of property being made in full compliance with the provisions of this Agreement).

Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such event and stating that such notice is a “notice of default”. Agent will notify each Lender of its receipt of any such notice. Agent shall take such action with respect to such event in accordance with the terms hereof. Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default as it shall deem advisable or in the best interests of Lenders.

(b) Agent may retire or be retired as Agent as follows: (i) Agent may at any time give notice of its resignation to the Lenders and Borrower and upon receipt of any such notice of resignation, the Lenders shall have the right to appoint a successor Agent and (ii) following the occurrence of any Event of Default, Agent may be replaced and succeeded as Agent by any other Lender if so provided for under any intercreditor agreement among Lenders so long as such Lender shall give notice to Borrower promptly upon becoming such successor Agent. Upon the acceptance of a successor’s appointment as Agent hereunder (or, in the case of the replacement of Agent by any other Lender as contemplated in clause (ii) of the preceding sentence, immediately upon such Lender becoming Agent), such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, the retiring Agent’s resignation shall become immediately effective and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents. The provisions of this Loan Agreement and the other Loan Documents shall continue in effect for the benefit of any retiring Agent and its sub-agents after the effectiveness of its resignation hereunder and under the other Loan Documents in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting or was continuing to act as Agent.

12.11	Arrangers.

Notwithstanding the provisions of this Agreement or any of the Loan Documents, the Arrangers shall have no powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents.

12.12	Confidentiality.

In handling any confidential information, Lenders and Agent shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (a) to Lenders’ and Agent’s subsidiaries or affiliates in connection with their business with Borrower; (b) to prospective transferees or purchasers of any interest in the Term Loan Advances (provided, however, Lenders and Agent shall use commercially reasonable efforts in obtaining such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order, (d) as reasonably required in connection with Lenders’ and Agent’s examination or audit; and (e) as Agent in its good faith business judgment deems necessary in exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Lenders’ and/or Agent’s possession when disclosed to Lenders and/or Agent, or becomes part of the public domain after disclosure to Lenders and/or Agent; or (b) is disclosed to Lenders and/or Agent by a third party, if Lenders and/or Agent does not know that the third party is prohibited from disclosing the information.

12.13	Publicity.

Except with the prior written consent of Agent and further subject to the following sentence, Borrower will not directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any Trademark of Agent or any Lender or any of their Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except as required by Law, subpoena or judicial or similar order. Agent and each Lender hereby acknowledge that Borrower is a public company subject to the reporting and disclosure requirements under federal and state securities laws and the NASDAQ Marketplace Rules, which Laws require public disclosure and discussion of the material terms of this transaction and the filing with the SEC of this Agreement and certain of the Loan Documents at and after the Closing Date.

Each Lender and Borrower hereby authorizes Merrill Lynch to publish the name of such Lender and Borrower, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which Merrill Lynch elects to submit for publication. In addition, each Lender and Borrower agrees that Merrill Lynch may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date. With respect to any of the foregoing, Merrill Lynch shall provide Borrower with an opportunity to review and confer with Merrill Lynch regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, Merrill Lynch may, from time to time, publish such information in any media form desired by Merrill Lynch until such time that Borrower shall have requested Merrill Lynch cease any such further publication.

12.14	No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The headings in this Agreement are for convenience of reference only, are not part of this Agreement and do not affect its interpretation.

12.15	SAS 70 Report.

The parties acknowledge that as a condition precedent to Borrower’s entering into this Agreement and the other Loan Documents to which Borrower is a party, that SVB delivered to Borrower a SAS 70 Report for SVB Asset Management prior to the date hereof regarding SVB Asset Management’s services in connection with Borrower’s deposit accounts and securities accounts maintained at SVB Asset Management and certain related matters. SVB agrees that Borrower may provide the SAS 70 Report to Borrower’s auditors for use by such auditors in the preparation of Borrower’s annual financial statements and for other directly related purposes. Borrower shall not provide, and shall prohibit its auditors from providing, the SAS 70 Report to any other Person without SVB’s prior written consent.

12.16	Effective Date.

Notwithstanding anything set forth in this Agreement or any Loan Document to the contrary, this Agreement and all of the Loan Documents shall not be effective until the date on which Agent and each Lender executes this Agreement as indicated on the signature page to this Agreement.

13.	DEFINITIONS

13.1	Definitions.

In this Agreement:

“Accounts” shall mean all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing, as such definition may be amended from time to time according to the Code.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” shall mean a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent” shall mean, SVB, not in its individual capacity, but solely in its capacity as agent on behalf of and for the benefit of the Lenders.

“Agent Expenses” shall mean all audit fees and expenses and reasonable costs or expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Agreement” shall have the meaning set forth in the opening paragraph.

“Allergan” shall mean Allergan, Inc., a Delaware corporation, and its Affiliates.

“Allergan Contract” shall mean the collective reference to (a) the Elestat (Epinastine) Co-Promotion Agreement dated December 8, 2003 by and between Allergan Sales, LLC and Borrower, (b) the License, Development and Marketing Agreement dated June 22, 2001 by and between Allergan and Borrower, as amended by that certain First Amendment to License, Development and Marketing Agreement dated December 8, 2003 by and between Allergan and Borrower, as any of the same may be amended from time to time.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001) the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Arrangers” shall have the meaning set forth in the opening paragraph.

“Basic Rate” shall mean, as of the Funding Date the per annum rate of interest (based on a year of 360 days) equal to the sum of (a) U.S. Treasury note yield to maturity for a term equal to sixty (60) months as quoted in the Wall Street Journal on the Funding Date, plus (b) the Loan Margin.

“Bilastine” shall mean the exclusive rights acquired by Borrower pursuant to a License Agreement dated October 31, 2006, with FAES Farma, S.A. to develop and commercialize formulations of bilastine, a Phase 3 oral antihistamine compound for the treatment or prevention of allergic rhinitis, in the United States and Canada and to develop ocular formulations of bilastine worldwide, excluding various countries.

“Bilastine License Agreement” shall mean that certain license agreement dated as of October 31, 2006 by and between Faes Farma, S.A., as licensor and Borrower, as licensee, as the same may be amended from time to time.

“Blocked Person” shall mean any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower” shall have the meaning set forth in the opening paragraph of this Agreement.

“Borrower’s Books” shall mean all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Business Day” shall mean any day that is not a Saturday, Sunday or a day on which Agent is closed.

“Cash Balances” shall have the meaning set forth in Section 6.6(a).

“Closing Date” shall mean the date of this Agreement.

“Closing Date Advance” shall have the meaning set forth in Section 2.1.1.

“Code” shall mean the Uniform Commercial Code as adopted in New York as amended and in effect from time to time.

“Collateral” shall mean the property described on Exhibit A.

“Commitment Letter” shall mean that certain commitment letter dated October 31, 2006 from Agent and Lenders to Borrower.

“Commitment Percentage” shall mean with respect to (a) SVB, fifty percent (50%), and (b) Merrill Lynch, fifty percent (50%).

“Contingent Obligation” shall mean, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person, and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Conversion Date” shall have the meaning set forth in Section 2.3(a).

“Copyrights” shall mean all copyright rights, applications or registrations and like protections in each work of authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

“Covenant Level One” shall mean any period in which Agent for the benefit of Lenders has a first lien perfected security interest in deposit and security accounts that hold unrestricted cash, cash equivalents and marketable securities with an aggregate value at least equal Ten Million Dollars ($10,000,000) in excess of the outstanding Obligations at such time.

“Covenant Level Two” shall mean any and all periods in which (a) an Event of Default has occurred and is continuing or (b) Covenant Level One is not in effect. Covenant Level Two shall take place immediately upon such occurrence, without any prior notice.

“Credit Extension” shall mean the Term Loan Advance, or any other extension of credit by any Lender for Borrower’s benefit.

“Default” shall mean an event which, with the giving of notice or lapse of time, or both, reasonably could or would constitute an Event of Default under the provisions of this Agreement.

“Default Rate” shall have the meaning set forth in Section 2.3(b)(ii).

“Draw Conditions” shall mean Agent has received and reviewed from Borrower either (a) evidence that Borrower either has received notification from the FDA that pivotal trials conducted outside the United States are acceptable for submission in a new drug application for Bilastine or upon the completion of a Phase 3 trial in which Bilastine’s results are significantly better than the results of placebo in such trial, or (b) evidence that Borrower has made cumulative cash payments (including internal research and development trials) exceeding Twenty Million Dollars ($20,000,000) for Bilastine and/or another in-licensed drug candidate, or (c) evidence of FDA approval of a product owned or in-licensed by Borrower. Draw Condition (b) being called the “R&D Condition”.

“Draw Period” shall mean the period of time from the Closing Date through the earliest to occur of (a) June 30, 2007, (b) an Event of Default, or (c) the existence of any Default, provided, however, that Borrower may upon written request and payment to Agent, for the ratable benefit of the Lenders, of a non refundable fee in the amount of Forty Thousand Dollars ($40,000) received prior to June 30, 2007, extend the Draw Period to the earliest to occur of (a) December 31, 2007, (b) an Event of Default, or (c) the existence of any Default.

“Elestat” shall mean Allergen’s proprietary ophthalmic anti-allergy product epinastine ophthalmic solution 0.05% in finished pharmaceutical form, in any formulation, packaged for sale to third parties.

“Eligible Accounts” shall mean Accounts which arise in the ordinary course of Borrower’s business that meet all of Borrower’s representations and warranties in Section 5.3. Agent reserves the right at any time and from time to time after the Effective Date, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Unless Agent agrees otherwise in writing, Eligible Accounts shall not include:

(a) Accounts for which the Account Debtor has not been invoiced;

(b) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date;

(c) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;

(d) Credit balances over ninety (90) days from invoice date;

(e) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, for the amounts that exceed that percentage, unless Agent approves in writing;

(f) Accounts owing from an Account Debtor which does not have its principal place of business in the United States unless Agent approves in writing, except for Account Debtors in Canada if at Borrower’s cost and expense, Agent’s Lien for the benefit of the Lenders is a first priority Lien perfected in accordance with the Code and Canadian law and Agent receives such documents in connection with such Lien as Agent and its counsel deem necessary or prudent, including, without limitation, opinions of Canadian counsel;

(g) Accounts owing from an Account Debtor which is a federal, state or local government entity or any department, agency, or instrumentality thereof, except for Accounts of the United States, if Borrower has assigned its payment rights to Agent and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(h) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise—sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;

(i) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, “bill and hold”, or other terms if Account Debtor’s payment may be conditional;

(j) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(k) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(l) Accounts owing from an Account Debtor with respect to which Borrower has received deferred revenue (but only to the extent of such deferred revenue);

(m) Accounts for which Agent in its good faith business judgment determines collection to be doubtful; and

(n) other Accounts Agent deems ineligible in the exercise of its good faith business judgment.

Notwithstanding the foregoing, provided Allergan continues to remit without offset (other than offsets which are treated as deferred revenue by Borrower) or defense payment in full on royalty receivables to Borrower within sixty (60) days of each quarter end, “Eligible Accounts” shall include Accounts which are not excluded from Eligible Accounts by virtue of the criteria set forth in (m) and (n) above, but are the result of royalties generated in the ordinary course of business from sales of Restasis and Elestat.

“Equipment” shall have the meaning described in the Code as in effect from time to time.

“Event of Default” shall have the meaning set forth in the first sentence of Article 8.

“FDA” shall mean the United States Food and Drug Administration or any successor agency thereof.

“Final Payment” shall mean a payment (in addition to and not in substitution for the regular monthly payments of principal plus accrued interest) due on the Maturity Date or date of any mandatory or optional prepayment of any Term Loan Advance, or part thereof, equal to the amount of such Term Loan Advance subject to payment multiplied by the Final Payment Percentage.

“Final Payment Percentage” shall mean two percent (2.0%).

“Funding Date” shall mean any date on which a Term Loan Advance is made to or on account of Borrower.

“GAAP” shall mean generally accepted accounting principles.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

“Guarantor” shall mean any present or future guarantor of the Obligations, including, without limitation, and any and all Subsidiaries designated by Agent after the Closing Date as a Guarantor.

“Indebtedness” shall mean (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Indemnitees” shall have the meaning set forth in Section 12.2.

“Insolvency Proceeding” shall mean any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” shall mean:

(a) Copyrights, Trademarks and Patents including amendments, renewals, extensions, and all licenses, options to license or other rights to use and all license fees and royalties from the use;

(b) Any trade secrets, including any inventions, and any intellectual property rights, including all licenses, options to license or other rights to use and those for computer software and computer software products, now or later existing, created, acquired or held by Borrower; and

(c) All design rights which may be available to Borrower now or later created, acquired or held by Borrower.

“Inventory” shall mean present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

“Investment” shall mean any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Law” shall mean any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, guidances, guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect which are applicable to Borrower in any particular circumstance.

“Lender” shall have the meaning set forth in the opening paragraph.

“Lenders’ Expenses” shall mean all audit fees and expenses and reasonable costs or expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Letter-of-Credit Right” shall have the meaning set forth in the Code.

“Lien” shall mean a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Liquidity” shall mean Borrower’s unrestricted cash, cash equivalents and marketable securities, plus eighty percent (80%) of Borrower’s Eligible Accounts.

“Loan Amount” shall mean the original principal amount of the Term Loan Advance.

“Loan Documents” shall mean, collectively, this Agreement, any note or notes or guaranties executed by Borrower or any Guarantor, and any other present or future document, instruments or agreement by or from any Borrower for the benefit of Lenders and Agent in connection with this Agreement all as amended, extended or restated.

“Loan Margin” shall mean three percentage (3.0%) points.

“Material Adverse Change” shall mean: (a) a material impairment in the perfection or priority of Lenders’ security interest in the Collateral or in the value of’ such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower and any consolidated Subsidiaries taken as a whole; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maturity Date” shall mean March 1, 2011.

“Maximum Lawful Rate” shall have the meaning set forth in Section 2.3(b)(iii).

“Merrill Lynch” shall have the meaning set forth in the opening paragraph.

“Obligations” shall mean debts, principal, interest, Final Payment, Agent’s Expenses, Lenders’ Expenses, and other amounts Borrower owes Lenders and/or Agent now or later and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Lenders and/or Agent.

“OFAC” shall mean the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” shall mean, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Patents” shall mean patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations in part of the same.

“Payment Advance Form” shall have the meaning set forth in Section 2.1(b).

“Payment Date” shall have the meaning set forth in Section 2.3(a).

“Perfection Certificate” shall have the meaning set forth in Section 5.1.

“Permitted Indebtedness” shall mean:

(a) Borrower’s indebtedness to Lenders and Agent under this Agreement or the Loan Documents;

(b) Indebtedness existing on the Closing Date and shown on the Perfection Certificate;

(c) Indebtedness payable by Borrower in the ordinary course of business under inbound licenses;

(d) Subordinated Debt;

(e) Indebtedness to trade creditors incurred in the ordinary course of business;

(f) Indebtedness secured by Permitted Liens;

(g) Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

(h) Other Indebtedness not otherwise permitted by Section 7.4 and not exceeding (a) Two Million Dollars ($2,000,000) if Covenant Level One is in effect or (b) Four Hundred Thousand Dollars ($400,000) if Covenant Level Two is in effect, in the aggregate outstanding at any time; and

(i) Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (h) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” shall mean:

(a) Investments shown on the Perfection Certificate and existing on the Closing Date;

(b) Investments permitted by Borrower’s investment policy as approved by Borrower’s board of directors, as the same may be amended from time to time, provided that any such amendment to Borrower’s investment policy has been approved by Agent;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments accepted in connection with Transfers permitted by Section 7.1;

(e) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed in any fiscal year (i) Four Hundred Thousand Dollars ($400,000) if Covenant Level One is in effect or (ii) if Covenant Level Two is in effect, not to exceed One Hundred Thousand Dollars ($100,000);

(f) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h) Investments consisting of notes receivable of; or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(i) Investments in connection with Transfers permitted by Section 7.1 or in connection with a transaction approved by Borrower’s board of directors, a significant purpose of which is to in-license, receive an option to in-license or develop technology with a third party;

(j) Investments permitted by Section 7.3; and

(k) Other Investments not otherwise permitted by Section 7.6 not exceeding (i) Two Million Five Hundred Thousand Dollars ($2,500,000) if Covenant Level One is in effect or (ii) Two Hundred Fifty Thousand Dollars ($250,000) if Covenant Level Two is in effect, in the aggregate outstanding at any time.

“Permitted Liens” shall mean:

(a) Liens existing on the Closing Date and shown on the Perfection Certificate or arising under this Agreement or other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if (i) they have no priority over any of Agent’s or any Lender’s security interests or (ii) such Liens having priority over any of Agent’s or any Lender’s security interests do not, in an aggregate amount exceed Four Hundred Thousand Dollars ($400,000);

(c) Purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment, or (ii) existing on Equipment when acquired, if the lien is confined to the Equipment and the Proceeds of the Equipment;

(d) Leases or subleases (including leases and subleases of real property) and licenses or sublicenses (including licenses and sublicenses of Intellectual Property) granted in the ordinary course of Borrower’s business or pursuant to Section 7.1 of this Agreement and any interest or title of a lessee licensee or licensor under such leases, licenses or sublicenses;

(e) Statutory Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other persons imposed without action of such persons incurred in the ordinary course of business, if (i) they have no priority over any of Agent’s or any Lender’s security interests or (ii) such Liens having priority over any of Agent’s or any Lender’s security interests do not, in an aggregate amount, exceed Four Hundred Thousand Dollars ($400,000);

(f) Liens to secure workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business;

(g) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (d), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(h) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7; and

(i) Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions, provided that Agent has a perfected security interest in the amounts held in such deposit accounts.

“Permitted Payments” shall mean any payments in an aggregate amount not to exceed One Million Dollars ($1,000,000) with respect to Subordinated Debt during any time Covenant Level One is in effect and at all other times shall mean Zero Dollars ($0).

“Person” shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Proceeds” shall have the meaning described in the Code as in effect from time to time.

“R&D Condition” shall have the meaning set forth in the definition of “Draw Conditions”.

“R&D Inventory” shall mean all Inventory of the Borrower that (i) is not presented as inventory in Borrower’s financial statements in accordance with GAAP and (ii) is used for research and development purposes.

“Registered Organization” shall mean an organization organized solely under the law of a single state or the United States and as to which the state or the United States must maintain a public record showing the organization to have been organized.

“Responsible Officer” shall mean each of the Chief Executive Officer, the Chief Financial Officer, Treasurer, Senior Vice President, General Counsel and Secretary, and the Principal Accounting Officer of Borrower.

“Restasis” shall mean all human ophthalmic formulations of cyclosporine owned by Allergan.

“Schedule” shall mean any attached schedule of exceptions.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Stated Rate” shall have the meaning set forth in Section 2.3(b)(iii).

“Subordinated Debt” shall mean debt incurred by Borrower subordinated to Borrower’s debt to Lenders (pursuant to a subordination agreement entered into between Agent, Borrower and the subordinated, creditor), on terms acceptable to Agent.

“Subsidiary” shall mean any Person, corporation, partnership, limited liability company, joint venture, or any other business entity of which more than fifty percent (50%) of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

“Supporting Obligation” shall mean a letter-of-credit right, secondary obligation or obligation of a secondary obligor or that supports the payment or performance of an account, chattel paper, a document, a general intangible, an instrument or investment property.

“SVB” shall have the meaning set forth in the opening paragraph.

“Term Loan” shall mean Term Loan Advances in an aggregate amount not to exceed Forty Million Dollars ($40,000,000).

“Term Loan Advance” or “Term Loan Advances” shall have the meaning set forth in Section 2.1.1(a).

“Term Loan Commitment” shall mean with respect to each Lender, the total amount of the Term Loan Advances which may be made hereunder. With respect to SVB this means an amount of up to Twenty Million Dollars ($20,000,000), with respect to Merrill Lynch this means an amount of up to Twenty Million Dollars ($20,000,000).

“Trademarks” shall mean trademark and service mark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Borrower connected with the trademarks.

“Transfer” shall have the meaning set forth in Section 7.1.

“Unused Facility Fee” shall have the meaning set forth in Section 2.4(d).

“USA Patriot Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA) PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

(Signatures are on the following page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

INSPIRE PHARMACEUTICALS, INC.

	By:	/s/ Thomas R. Staab, II
	Name:	Thomas R. Staab, II
	Title:	CFO & Treasurer

AGENT:

SILICON VALLEY BANK

	By:	/s/ Daniel G. Allred
	Name:	Daniel G. Allred
	Title:	Deal Team Leader

LENDERS:

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc.

	By:	/s/ Chris York
	Name:	Chris York
	Title:	VP

SILICON VALLEY BANK

	By:	/s/ Daniel G. Allred
	Name:	Daniel G. Allred
	Title:	Deal Team Leader

Effective as of , 2006

EXHIBIT A

The Collateral consists of all right, title and interest of Borrower in and to the following:

All goods, equipment, inventory, contract rights or rights to payment of money, license agreements, franchise agreements, general intangibles (including payment intangibles), accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities, and all other investment property, financial assets, whether now owned or hereafter acquired, wherever located; all Supporting Obligations and all of Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and Proceeds thereof.

All Letter-Of-Credit Rights (whether or not the letter of credit is evidenced by a writing); and

All Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Provided, however, the Collateral does not include any Intellectual Property.

Notwithstanding the foregoing, the Collateral shall include all accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing Intellectual Property. To the extent a court of competent jurisdiction holds that a security interest in any Intellectual Property is necessary to have a security interest in any accounts, license and royalty fees and other revenues, cash proceeds, or income arising out of or relating to any of the foregoing Intellectual Property, then the Collateral shall, effective as of the Closing Date, include the Intellectual Property, to the extent (and only to the extent) necessary to permit perfection of the Lenders’ security interest in such accounts, license and royalty fees and other revenues, cash proceeds, or income arising out of or relating to any of the Intellectual Property.

EXHIBIT B

Loan Payment /Advance Request Form

Fax To:	Date:

LOAN PAYMENT:

Inspire Pharmaceuticals, Inc. (Borrower)

From Account #

(Deposit Account #)

Principal $

To Account #

(Loan Account #)

and/or Interest $

All Borrower’s representation and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the transfer request for an advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date:

Authorized Signature:

Phone Number:

2nd Authorized Signature :

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #

(Loan Account #)

Amount of Advance $

To Account #

(Deposit Account #)

All Borrower’s representation and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the transfer request for an advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date:

Authorized Signature:

Phone Number:

2nd Authorized Signature :

OUTGOING WIRE REQUEST

Complete only if all or a portion of funds from the loan advance above are to be wired.

Deadline for same day processing is 12:00pm, E.S.T.

Beneficiary Name:

Beneficiary Bank:

Amount of Wire: $

Account Number:

City and State:

Beneficiary Bank Transit (ABA) #:

Intermediary Bank:

Beneficiary Bank Code (Swift, Sort, Chip, etc.):

(For International Wire Only) Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:

Print Name Title:

Telephone #

2nd Authorized Signature :

Print Name/Title:

Telephone #

EXHIBIT C

Compliance Certificate

TO:	SILICON VALLEY BANK as Agent

FROM:	INSPIRE PHARMACEUTICALS, INC.

The undersigned authorized officer of Inspire Pharmaceuticals, Inc. certifies that under the terms and conditions of the Loan and Security Agreement among Borrower, Lenders and Agent (the “Agreement”), (i) Borrower is in compliance for the period ending with all required covenants except as noted below and no Default or Event of Default has occurred and is continuing and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date (except for those representations and warranties expressly referring to a specific date, which were true and correct in all respects as of that date). Attached are the required documents supporting the certification. In addition, the undersigned certifies that (1) Borrower has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP and (2) no liens have been levied or claims made against Borrower relating to unpaid employee payroll or benefits which Borrower has not previously notified in writing to Agent. The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly financial statements with Compliance Certificate.	Monthly within 30 days	Yes No

Annual (CPA Audited)	FYE within earlier of 120 days or 5 days after filing with SEC	Yes No

Financial Projections approved by Board	Annually at least 30 days prior to fiscal year end	Yes No

Financial Covenant	Required	Complies
Unrestricted cash, cash equivalents and marketable securities with Agent	40% when total cash and investments is greater than or equal to $100,000,000	Yes No

50% when total cash and investments greater than $80,000,000 but less than $100,000,000

57% when total cash and investments greater than or equal to $70,000,000 but less than $80,000,000

65% when total cash and investments greater than or equal to $60,000,000 but less than $70,000,000

75% when total cash and investments is less than $60,000,000

Minimum cash and cash equivalents, marketable securities and 80% of Eligible Accounts, measured at the end of each month	1.35x Outstandings	Yes No

Comments Regarding Exceptions: See Attached. Sincerely, Signature Title Date	BANK USE ONLY Received by: AUTHORIZED SIGNER Date: Verified: AUTHORIZED SIGNER Date: Compliance Status: Yes ☐ No ☐